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                                   SCHEDULE A

                       STOCK APPRECIATION RIGHTS AGREEMENT

     This Stock Appreciation Rights Agreement is entered into as of ____________, 19___, by and between FANNIE MAY HOLDINGS, INC. (the "Company") and __________________ ("Executive").

     The Company desires to provide stock appreciation rights to Executive as an incentive for Executive to participate in the management of the Company and its subsidiaries.

     In consideration of the mutual covenants and agreements herein set forth and in consideration of Executive's service with the Company and its subsidiaries, the parties hereto agree as follows:

     1.   DEFINITIONS.

     "Board of Directors" means the Company's Board of Directors or any properly constituted committee thereof.

     "Cash-Out Event" means either (a) the sale by the Company's stockholders of shares of Common Stock pursuant to a registration statement (other than a registration statement on Form S-4 or S-8, or any successor form thereto) filed and declared effective under the Securities Act of 1933, as amended ("Public Offering"); (b) the closing of any merger, combination, consolidation or similar business transaction involving the Company in which the holders of Common Stock immediately prior to such closing are not the holders of a majority of the ordinary voting securities of the surviving person in such transaction (a "Business Combination"); (c) the closing of any sale by the Company of all or substantially all of its assets to a person in which the holders of Common Stock immediately prior to such closing are not the holders of a majority of the ordinary voting securities immediately after such closing (an "Asset Sale"); or
(d) the closing of any sale by the holders of Common Stock of an amount of Common Stock that equals or exceeds a majority of the shares of Common Stock immediately prior to such closing to a person in which the holders of the Common Stock immediately prior to such closing are not the holders of a majority of the ordinary voting securities immediately after such closing (a "Stock Sale").

     "Cause" shall mean material injury to the Company resulting from Executive's gross negligence in the performance of, or Executive's willful failure after written notice to perform, any of his duties as an employee of the Company; Executives willful or intentional injury of the Company; and any act of Executive involving moral turpitude which results in material injury to the name or the goodwill of the Company.

     "Common Stock" means the Company's common stock, par value $.01 per share, of whatever class, whether voting or non-voting, issued and outstanding as of the date hereof.

     "Outstanding" means, with respect to the Common Stock, the issued and outstanding Common Stock, shares of Common Stock issuable pursuant to options, convertible securities or

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other rights, and stock appreciation rights in respect
of Common Stock pursuant to this Agreement or other agreements.

     "Preferred Stock" means the Company's Preferred Stock, of whatever class, whether voting or non-voting.

     2. STOCKHOLDERS APPROVAL. The grant of stock appreciation rights, including those granted herein, has been approved by the stockholders of the Company holding at least 75% of the Common Stock.

     3. GRANT. The Company hereby grants to Executive ____________ stock appreciation rights in respect of the Common Stock. The Company represents and warrants to Executive that, for purposes of computation of Executive's interest in the Company, 52.75 rights equals 5% of the Outstanding Common Stock. All outstanding rights pursuant to this Agreement and other agreements may be amended with the Consent of Company and the holders of at least 66-2/3% of the aggregate then outstanding rights.

     4. CASH-OUT EVENTS. If a Cash-Out Event occurs, the Company will, within fifteen days thereafter, give notice thereof to Executive and Executive shall, within 60 days following the Cash-Out Event and in accordance with this Agreement, exercise all or a portion of his stock appreciation rights granted hereunder. When Executive so exercises his rights, the Company will pay to Executive the amount determined in accordance with Sections 5 or 6, as applicable. If the Company is restricted by law or any agreement or instrument from paying Executive upon exercise of his stock appreciation rights hereunder, the Company shall not be required to pay Executive upon exercise, but shall be required to pay Executive the amount determined pursuant to Section 5, plus simple interest accrued thereon from the notice of exercise at the rate of 8% per annum, to be paid promptly after the Company is no longer so restricted from so paying Executive. Executive agrees and acknowledges that all decisions regarding a Cash-Out Event, including timing, terms and conditions and the considerations relating thereto, are at the sole and absolute discretion of the Company.

     5. AMOUNT. Subject to the withholding of applicable payroll and other taxes for the stock appreciation rights exercised by Executive, the Company shall pay Executive (in cash, subject to Sections 4 and 6) an amount equal to the product of: (a) the number of stock appreciation rights exercised by Executive, multiplied by (b) an amount determined by reference to the type of Cash-Out Event, as follows:

     (A) (i) in the case of a Public Offering, an amount equal to the product of the net public offering price (after reduction for underwriting discounts, commissions and other offering expenses) received per share of Common Stock sold by the stockholders multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock and the denominator shall be the total number of shares of Common Stock Outstanding; and

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          (ii) provided, that, the number of rights which may be exercised as provided in (a) above shall, in the event this clause (A) applies to the Cash-Out Event, be the same percentage of the rights held by Executive as the Common Stock sold by the Company's stockholders in the Public Offering constitutes a percentage of the Common Stock; or

     (B) in the case of a Business Combination, Asset Sale or Stock Sale, an amount equal to the net consideration per share of Common Stock Outstanding.

     6. PAYMENT IN KIND. In the event that, in connection with any Cash-Out Event, the holders of Common Stock receive consideration in a form other than cash, then Executive, upon exercise of his stock appreciation rights, will receive payment in kind, of the same type and in the same proportion, as paid in respect of each share of Common Stock in connection with the Cash-Out Event, subject in all events to the provisions of the last sentence of Section 4.

     7.   TERMINATION OF EMPLOYMENT.

          (a) If Executive ceases to be employed by the Company or any of its subsidiaries (i) at any time before the _________ anniversary of this Agreement, for any reason (except death or disability) or no reason (whether with or without Cause, voluntary or involuntary, or as a result of resignation); or (ii) at any time after such anniversary due to termination for Cause, then Executive's rights to the stock appreciation rights and any other rights and interests hereunder shall automatically terminate.

          (b) If Executive ceases to be employed by the Company or any of its subsidiaries on account of death or disability or, at any time after the ______________ anniversary of this Agreement due to any reason other than termination with Cause, then the Company shall have an option (the "Call Option") exercisable upon 30 days notice given at any time within six months after such termination (the "Option Period") to purchase from Executive all or any portion of his stock appreciation rights at a purchase price per right equal to the difference between: (i) the result obtained by taking the greater of:

     (A) the Company's book value (as of the most recent quarterly financial statement of the Company) at the time the Call Option is exercised; or

     (B) four times the Company's earnings before interest and taxes for its last completed fiscal year prior to the date of the exercise of the Call Option less the amount of the Company's funded debt as of the end of such fiscal year (in each case is determined from the most recent annual financial statement of the Company);

divided, in either case, by the number of shares of Common Stock Outstanding as at the end of such quarter or year, as the case may be; minus (ii) the quotient of the sum of $17,700,000 plus any accrued and unpaid dividends on the shares of the Company's Preferred and Common Stock as of the date of exercise divided by the number of shares of Common Stock Outstanding. The Call

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Option shall be exercised by the Company by tendering to Executive the purchase price for his stock appreciation rights, by certified or official bank check, prior to the expiration of the Period of the notice provided above. The Company at its option may instead deliver its note, payable in three equal annual installments. The note shall be subordinated to all other debt and creditors of the Company, and shall bear interest at 8% per annum payable semiannually.

          (c) All determinations under this Section 7 shall be made by the Board of Directors, whose decision will be final and binding.

          (d) Executive shall have a "put" option on same time and price provisions as the "call".

     8.   TRANSFERS, ETC.

          (a) Stock appreciation rights shall not be transferable by Executive otherwise than by will or by the laws of descent and distribution or by gift to members of Executive's immediate family or trustees for the benefit of such members. During the lifetime of Executive a Stock Appreciation Right shall be exercisable only by him or by his guardian or legal representative. Notwithstanding this Section 8(a), the provisions of Section 7 with regard to the termination of employment of Executive shall continue in full force and effect and shall apply to the rights contained herein whether then held by Executive or any transferee of Executive.

          (b) Executive shall not have the rights of a stockholder on account of these stock appreciation rights.

          (c) For purposes of this Agreement, (i) a transfer of Executive from the Company to a subsidiary or vice versa, or from one subsidiary or another, shall not be deemed a termination of employment; and (ii) if Executive is granted a leave of absence, he shall be deemed to have remained continuously in the employ of the Company or a subsidiary during such leave of absence.

     9. CHANGES IN CAPITAL STOCK. In the event of any change in the shares of Common Stock Outstanding by reason of any stock dividend, split, recapitalization, merger, consolidation, combination, exchange of shares or other similar corporate change which does not constitute a Cash-Out Event, the aggregate number of stock appreciation rights granted under this Agreement to Executive, or the terms thereof, shall be adjusted by the Board of Directors, in its reasonable discretion, to the extent necessary to preserve the benefits of this Agreement to Executive and to the Company; provided if the date as of which any computation hereunder is to be made (E.G., pursuant to Section 7(b)(i)(A) or (B)) predates a change contemplated by this Section 9, such change shall be disregarded in determining the number of stock appreciation rights held by or the amount to be paid to Executive.

     10. HEIRS, ETC. This Agreement shall be binding on Executive, his heirs and personal representatives and on the Company and its successors and assigns.

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     11.  COUNTERPARTS.  This Agreement may be executed in two or more counterparts, any one of which shall be deemed an original without reference to the others.

     12. EMPLOYMENT. This Agreement is not, and shall not be construed in any way, as an employment agreement for the benefit of Executive.

     13. NOTICES. Notice given hereunder shall be in writing, and delivered either in person or by registered mail, return receipt requested or receipted courier service, and shall be deemed given on the day of personal delivery or delivery by courier service or on the second day after mailing, if mailed, as the case may be. Notice shall be given at the address set forth on the signature page hereto.

FANNIE MAY HOLDINGS, INC.               Address for Notice:

By:____________________________         c/o Jordan Industries, Inc.
                                        1751 Lake Cook Road, Suite 550
Its:____________________________        Deerfield, Illinois 60015
                                        Attention:  Thomas H. Quinn

_______________________________         Address for Notice:
______________________, Executive

                                        ______________________________

                                        ______________________________

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